Exhibit 99.1

Sun BioPharma, Inc. Announces Appointment of Susan Horvath as Vice President of Finance and Chief Financial Officer

MINNEAPOLIS, MN, April 16, 2018 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB: SNBP), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of pancreatic diseases, today announced the appointment of Susan Horvath as Vice President of Finance and Chief Financial Officer, effective April 17, 2018.

“We are very pleased to welcome Susan to Sun BioPharma’s executive team”, said David B. Kaysen, President and CEO. “Susan brings an outstanding balance of experience in public and private enterprises in several different industries. She has proven to be a strong financial and strategic partner within her previous organizations with broad industry and international experience.”

Ms. Horvath is a highly qualified senior executive. She has held both finance and operating positions within pharmaceutical, healthcare and consumer organizations, most recently as Chief Financial Officer of eyebobs, LLC. She is a Certified Public Accountant (inactive), and a Certified Management Accountant and graduated with highest honors with a Bachelor of Science in Accounting from the University of Illinois.

“I am very excited to be joining Sun BioPharma at this stage of the company’s development”, said Ms. Horvath. “I look forward to assisting this outstanding team as we focus on our clinical pathway and continue to evolve our corporate strategy to advance SBP-101 for the treatment of patients with pancreatic cancer.”

Ms. Horvath is replacing Scott Kellen who was Vice President of Finance and Chief Financial Officer from October 2015 until April 2018. “We all wish Scott nothing but the best in his new position. Scott has been an integral part of Sun BioPharma, setting a strong public company foundation with appropriate systems and controls that will serve us well into the future”, said David B. Kaysen.

Michael T. Cullen, M.D., MBA, Founder and Executive Chairman said, “All of us at Sun BioPharma look forward to welcoming and working with Susan as we continue to grow as an organization. It is with gratitude and respect that we send our best wishes with Scott as he moves on to a new opportunity.”

About SBP-101

SBP-101 is a first-in-class, proprietary polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida Research Foundation in 2011. The molecule has been shown to be highly effective in preclinical studies of human pancreatic cancer models, demonstrating superior activity to existing FDA-approved chemotherapy agents. Combination therapy potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development programs target diseases of the pancreas, including pancreatic cancer and pancreatitis; the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Miami, the University of Florida, the University of Minnesota, the Mayo Clinic Scottsdale, the Austin Health Cancer Trials Centre in Melbourne, Australia, the Ashford Cancer Centre in Adelaide, Australia and the Blacktown Cancer and Haematology Centre, in Sydney, Australia. The Company’s independent Data Safety Monitoring Board (DSMB) is Chaired by James Abbruzzese, MD, Professor of Medicine, Charles Johnson, M.D. Professor of Medicine, a member of the Duke Cancer Institute and Chief, Division of Medical Oncology at Duke University School of Medicine. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Contact Information:

Investor & Media Contact:

Tammy Groene – Sun BioPharma, Inc.

952 479 1196